Exhibit 10.3

FINANCING AGREEMENT

Dated as of November 12, 2003

by and among

REDBACK NETWORKS INC.,

as Borrower

CERTAIN SUBSIDIARIES THEREOF,

as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

ABLECO FINANCE LLC,

as Collateral Agent,

and

WELLS FARGO FOOTHILL, INC.,

as Administrative Agent

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- ii -

- iii -

SCHEDULE AND EXHIBITS

Schedule P-1	Existing Liens
Schedule R-1	Lenders and Lenders’ Commitments
Schedule 6.01(a)	Good Standing
Schedule 6.01(e)	Subsidiaries of the Borrower
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(j)	Taxes
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Leases
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(z)	Employee and Labor Matters
Schedule 6.01(aa)	Security Listed
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Trade Names
Schedule 6.01(ff)	Collateral Locations
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Lockbox Banks and Lockbox Accounts

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit G-1	Form of Guaranty
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit I-2	Form of Interim Bankruptcy Court Order
Exhibit P-1	Form of Patent Security Agreement
Exhibit P-2	Form of Pledge Agreement
Exhibit S-1	Form of Security Agreement
Exhibit T-1	Form of Trademark Security Agreement
Exhibit 2.01(b)(ii)	Form of Notice of Borrowing
Exhibit 5.01(d)(xiv)	Form of Opinion of Counsel

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FINANCING AGREEMENT

Financing Agreement, dated as of November 12, 2003, by and among REDBACK NETWORKS INC., a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and WELLS FARGO FOOTHILL, INC., a California corporation (“WFF”), as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

WHEREAS, the Borrower commenced a case (the “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its business as a debtor-in-possession; and

WHEREAS, the Borrower has requested that the Lenders make post-petition loans and advances to the Borrower in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, which will include a subfacility of $17,000,000 for the issuance of letters of credit, and, subject to the terms and conditions set forth herein, the Lenders have agreed to provide such facility.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Ableco” has the meaning specified therefor in the preamble hereto.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.

“Accounts Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.

“Action” has the meaning specified therefor in Section 12.12.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” means any fee interest in real property acquired by the Borrower or any of its Subsidiaries after the date hereof with a Current Value in excess of $500,000.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agreed Administrative Expense Priorities” shall mean that administrative expenses of the Borrower and, with respect to sub-clause (ii) of clause “first”, any official committee appointed by the Bankruptcy Court in the Chapter 11 Case shall have the following order of priority:

first, (i) amounts payable pursuant to 28 U.S.C. § 1930(a)(6) and any fees payable to the clerk of the Bankruptcy Court, (ii) allowed fees and expenses of attorneys, accountants and other professionals (other than UBS Securities LLC) retained in the Chapter 11 Case pursuant to Sections 327 and 1103 of the Bankruptcy Code by the Borrower and any official committee appointed in the Chapter 11 Case (to the extent the Borrower agrees to, and the Bankruptcy Court authorizes, the payment of such fees and expenses of professionals retained by such committee or, irrespective of whether the Borrower consents, the Bankruptcy Court allows such fees and expenses under Section 503(b)(3)(D) of the Bankruptcy Code) (“Priority Professional Expenses”), but the amount of unpaid Priority Professional Expenses entitled to priority over the Obligations under sub-clause (ii) of this clause first shall not exceed $1,500,000 outstanding in the aggregate at any time (inclusive of any holdbacks required by the Bankruptcy Court) (the “Professional Expense Carve-Out”); provided, however, that after the occurrence and during the continuance of an Event of Default hereunder or a default by the Borrower in any of its obligations under the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, any

payments actually made to such professionals (other than payments made out of pre-Filing Date retainers and payments to UBS Securities LLC and funds reserved to pay the fees of UBS Securities LLC) after such occurrence or during such continuance, under Sections 330 and 331 of the Bankruptcy Code or otherwise, shall reduce the Professional Expense Carve-Out on a dollar-for-dollar basis; provided, further, that so long as no Event of Default or default by the Borrower in any of its obligations under the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order has occurred and is continuing, payments made to such professionals under Sections 330 and 331 of the Bankruptcy Code may be made in the ordinary course of business and such payments shall not reduce the Professional Expense Carve-Out, and (iii) funds reserved by the Borrower to pay the fees of UBS Securities LLC to the extent earned pre-petition and payable in an amount not to exceed $1,500,000 in the aggregate (collectively, sub-clauses (i), (ii) and (iii) of this clause first are referred to as the “Carve-Out Expenses”);

second, all Obligations; and

third, all other allowed administrative expenses.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit A-1 hereto or such other form acceptable to the Collateral Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president, or treasurer of such Person and for purposes of Article V, the secretary of such Person.

“Availability” means, at any time, the difference between (i) the lesser of (A) the Borrowing Base and (B) the Total Revolving Credit Commitment and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans, (B) all Letter of Credit Obligations, and (C) the aggregate amount, if any, of all post-petition trade payables of the Borrower and its Subsidiaries aged in excess of historical levels.

“Bank” means Wells Fargo Bank, National Association, a national banking association.

“Bankruptcy Code” has the meaning specified therefor in the recitals hereto.

“Bankruptcy Court” has the meaning specified therefor in the recitals hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Book Value” means, with respect to any Inventory of any Person, the lower of (i) cost (as reflected in the general ledger of such Person before customary (but not extraordinary) reserves established by such Person in good faith and in accordance with GAAP) and (ii) market value, in each case, determined in accordance with GAAP calculated on a first-in first-out basis.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing Base” means, as of any date of determination, the difference between (a) the lesser of (i) the sum of (A) up to 85% of the value of the Net Amount of Eligible Accounts Receivable at such time, less the amount, if any, of the Dilution Reserve, plus (B) the lesser of (1) up to 50% of the Book Value of the Eligible Inventory at such time or (2) 70% of the appraised orderly liquidation value of the Inventory, plus (C) $20,000,000, or (ii) an amount equal to the product of (A) 1.2 times (B) the Borrower’s Collections with respect to its Accounts Receivable for the immediately preceding 90 day period, and (b) such reserves as the Administrative Agent may deem appropriate in the exercise of its reasonable (from the perspective of a secured, asset-based lender) business judgment based upon the lending practices of the Administrative Agent.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit B-1.

“Budget” means the operating cash flow budget of the Borrower relative to the Borrower’s operations in the Chapter 11 Case (including a separate line item for the fees and expenses of the professionals retained by the Borrower in the Chapter 11 Case pursuant to Section 327 of the Bankruptcy Code), delivered to and accepted by the Agents on the Interim Facility Effective Date, and any replacement budget delivered thereafter that is satisfactory to the Agents in their reasonable (from the perspective of a secured, asset-based lender) discretion; provided, however, that a budget delivered by the Borrower to the Agents pursuant to this definition shall be deemed satisfactory to the Agents so long as it is consistent with the quarterly budget previously provided by the Borrower to Ableco. The Budget shall be applied on a cumulative basis, and the Borrower shall be entitled to pay sums in a later week that were not utilized in a prior week, and to pay sums in a line item that were not utilized in a different line item.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or California are authorized or required to close.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations incurred during such period.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender, or the L/C Issuer or the manner in which any Lender, any Person controlling any Lender, or the L/C Issuer allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Carve-Out Expenses” has the meaning set forth in the definition of the term Agreed Administrative Expense Priorities.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“Change of Control” means means any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 35% or more of the issued and outstanding shares of Capital Stock of the Borrower having the right to vote for the election of directors of the Borrower under ordinary circumstances, other than pursuant to a plan of reorganization in the Chapter 11 Case that is either acceptable to the Agents or provides for payment in full of the Obligations upon the effectiveness of such plan; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or who were appointed pursuant to a plan of reorganization in the Chapter 11 Case) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) the Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Capital Stock of any of its Subsidiaries, except in the event the sale of the Capital Stock or the liquidation or dissolution of such a Subsidiary is permitted under this Agreement.

“Chapter 11 Case” has the meaning specified therefor in the recitals hereto.

“Closing Fee” has the meaning specified therefor in Section 2.06(a).

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations, but shall exclude avoidance, preference and other bankruptcy causes of action.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Collection Account” and “Collection Accounts” have the meanings specified therefor in Section 8.01(a).

“Commitment Fee” has the meaning specified therefor in Section 2.06(b).

“Commitment” means, with respect to each Lender, such Lender’s Revolving Credit Commitment.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, and (E) the fees and expenses of the crisis manager hired by the Borrower pursuant to Section 5.04(a).

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations, (d) interest that is paid-in-kind, and (e) interest income.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Current Value” has the meaning specified therefor in Section 7.01(n).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Designated Financial Statements” means the financial statements of the Borrower and its Subsidiaries, audited or reviewed by a firm of certified public accountants satisfactory to the Agents, with respect to the fourth quarter of 2003 which financial statements show that the Borrower’s Consolidated EBITDA for such quarter was no less than -$4,700,000 and that the Borrower’s gross revenues for such quarter were no less than $28,000,000.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrower’s Accounts Receivable during such period, by (b) the Borrower’s billings with respect to its Accounts Receivable during such period (excluding extraordinary items).

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by one percentage point for each percentage point by which Dilution is in excess of 5%.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Eligible Accounts Receivable” means the Accounts Receivable of the Borrower which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable business judgment. In general, an Account Receivable may, in the sole and absolute discretion of the Administrative Agent, be deemed to be eligible if: (i) delivery of the merchandise or the rendition of the services has been completed and billed with respect to such Account Receivable; (ii) such Account Receivable does not arise in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; (iii) such Account Receivable does not represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services; (iv) no return, rejection, repossession or dispute has occurred with respect to such Account Receivable, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account Receivable, and there has not occurred any extension of the time for payment with respect to such Account Receivable without the consent of the Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account Receivable, the portion of such Account Receivable not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (ii); (v) such Account Receivable is lawfully owned by the Borrower free and clear of any Lien other than in favor of the Collateral Agent for the benefit of the Lenders and otherwise continues to be in full conformity with all representations and warranties made by the Borrower to the Agents and the Lenders with respect thereto in the Loan Documents; (vi) such Account Receivable is unconditionally payable in Dollars within 60 days from the invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or other document; (vii) no more than 60 days have elapsed from the invoice due date and no more than 90 days have elapsed from the invoice date with respect to such Account Receivable; (viii) such Account Receivable is not due from an Affiliate of the Borrower; (ix) such Account Receivable does not constitute an obligation of the United States or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent); (x) the

Account Debtor (or the applicable office of the Account Debtor) with respect to such Account Receivable is located in the United States, unless such Account Receivable is supported by a letter of credit or other similar obligation reasonably satisfactory to the Administrative Agent; (xi) the Account Debtor with respect to such Account Receivable is not a supplier to or creditor of the Borrower; provided, however, that in the event that an Account Debtor is a supplier to or creditor of the Borrower such Account Receivable will be eligible under this clause if the Account Debtor has executed a non-offset letter reasonably acceptable to the Administrative Agent; provided further, however, that if such an Account Debtor has not executed a non-offset agreement, Administrative Agent, in its discretion, may include as eligible the net amount due from such Account Debtor to the Borrower; (xii) not more than 50% of the aggregate amount of all Accounts Receivable of the Account Debtor with respect to such Account Receivable have remained unpaid 60 days past the invoice due date or 90 days past the invoice date; (xiii) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 25% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Administrative Agent in its sole discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; (xiv) the Account Debtor with respect to such Account Receivable (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (B) has not failed, suspended business operations, or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (C) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or (D) in the case of an Account Debtor who is an individual, is not an employee of the Borrower or any of its Affiliates and has not died or been declared incompetent; and (xv) the Administrative Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and the Administrative Agent believes, in its reasonable (from the perspective of a secured, asset-based lender) discretion, that the prospect of collection of such Account Receivable is not impaired for any reason.

“Eligible Inventory” means all Inventory consisting of finished goods and raw materials of the Borrower that meets all of the following specifications: (i) such Inventory is lawfully owned by the Borrower free and clear of any existing Lien other than in favor of the Collateral Agent for the benefit of the Lenders and otherwise continues to be in full conformity with all representations and warranties made by the Borrower to the Agents and the Lenders with respect thereto in the Loan Documents; (ii) such Inventory is not held on consignment and may be lawfully sold; (iii) the Borrower has the right to grant Liens on such Inventory; (iv) such Inventory arose or was acquired in the ordinary course of the business of the Borrower and does not represent damaged, obsolete or non-salable goods; (v) no Account Receivable or document of title has been created or issued with respect to such Inventory; (vi) such Inventory is located in one of the locations in one of the United States listed on Schedule 6.01(ff) or such other locations in the United States as the Collateral Agent may approve in writing from time to time; (vii) it is located on real property leased by Borrower or in a contract warehouse, in each case, which, to the extent required by the Agents, is subject to an access agreement executed by the lessor or warehouseman, as the case may be, in favor of Collateral Agent and in form and substance satisfactory to Collateral Agent, and, if located in a contract warehouse, if it is segregated or otherwise separately identifiable from goods of others, if any, stored at such contract warehouse, (viii) if such Inventory consists of finished goods Inventory sold under a licensed trademark or if such Inventory contains or uses a medium subject to a copyright (A) the Collateral Agent shall have entered into a waiver letter, in form and substance satisfactory to the Collateral Agent, with the licensor with respect to the rights of the Collateral Agent to use the licensed trademark or copyright to sell or otherwise dispose of such Inventory or (B) the Collateral Agent shall otherwise be satisfied, in its sole discretion, that the Collateral Agent has rights to sell or dispose of such Inventory; (ix) such Inventory is not work-in-process, supplies, packaging, goods that are obsolete or slow moving, restrictive or custom items, spare parts, packaging or shipping materials, bill and hold goods, defective goods, “seconds,” or goods that have been returned or rejected by Borrower’s customers; (xi) if such Inventory is in the possession of Jabil, it has been fully paid for by the Borrower; and (xi) such Inventory is and at all times shall continue to be reasonably acceptable to the Administrative Agent.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Entry Date” has the meaning specified therefor in Section 5.01(f).

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages,

costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of each of the Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to equipment as defined in the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

“Event of Default” means any of the events set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the credit facility described in that certain Loan and Security Agreement, dated as of December 27, 2002, by and between the Borrower and the Existing Lender, as amended, modified or supplemented from time to time.

“Existing Lender” means Silicon Valley Bank.

“Exit Facility” means a credit facility provided by Ableco for the purpose of providing financing to the Borrower upon the effective date of a plan of reorganization in the Chapter 11 Case, the terms of which shall include (a) the payment of a closing fee in an amount equal to 1% of the maximum credit limit thereunder, (b) a term of 1 year after the effective date of such plan of reorganization, and (c) other terms that are substantially the same as the terms of this Agreement and the other Loan Documents (it being understood that the parties will negotiate in good faith modifications to the covenants herein as are appropriate).

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Field Survey and Audit” means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Agents, at the sole cost and expense of the Borrower.

“Filing Date” means the date on which the Chapter 11 Case was commenced.

“Final Bankruptcy Court Order” means the order of the Bankruptcy Court approving the credit accommodations made and to be made to the Borrower in accordance with this Agreement on a final basis, substantially in the form of the Interim Bankruptcy Court Order, as the same may be amended, modified or supplemented from time to time with the express written consent of the Agents, the Lenders and the Loan Parties.

“Final Facility Effective Date” means the date on which all of the conditions precedent set forth in Section 5.03 are satisfied.

“Final Maturity Date” means the date which is the earliest of (i) 45 days from the Entry Date, if the Final Bankruptcy Court Order shall not have been entered during such 45 day period, (ii) the effective date of a plan of reorganization in the Chapter 11 Case that has been confirmed by an order of the Bankruptcy Court (it being understood that the Exit Facility may take effect on such date pursuant to Section 13.06); (iii) November 5, 2004, or (iv) such earlier date on which the Revolving Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2002, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the 9 months ended September 30, 2003, and the related consolidated statement of operations, shareholder’s equity and cash flows for the 9 months then ended.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Agents and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (i) each Subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto, and (ii) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article XI hereof, and (ii) each guaranty substantially in the form of Exhibit G-1, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Lenders pursuant to Section 7.01(b) or otherwise.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Agents and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture (structured in such a way that such Person is liable for the Indebtedness of such joint venture) in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Indenture” means that certain Indenture, dated as of March 29, 2000, by and between the Borrower and the Trustee, in respect of the issuance of $500,000,000 of the Notes, as supplemented pursuant to that certain First Supplemental Indenture date as of May 8, 2001.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by each of the Loan Parties, substantially in the form of Exhibit I-1.

“Interim Bankruptcy Court Order” shall mean the order of the Bankruptcy Court with respect to the Loan Parties approving interim credit accommodations made and to be made to the Borrower in accordance with this Agreement, substantially in the form of Exhibit I-2 hereto, but in any event reasonably satisfactory to the Agents and the Lenders, as the same may be amended, modified or supplemented from time to time with the express written consent of the Agent, the Lenders and the Loan Parties.

“Interim Facility Effective Date” means the date, on or before November 7, 2003, on which all of the conditions precedent set forth in Section 5.01 are satisfied and the initial Revolving Loans are made.

“Interlender Agreement” means that certain Agreement Among Lenders between WFF and Ableco, in form and substance mutually satisfactory to WFF and Ableco.

“Inventory” means all of each of the Loan Parties’ now owned and/or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.

“Investments” has the meaning specified therefor in Section 7.02(e).

“IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Jabil” means Jabil Circuit, Inc.

“L/C Issuer” means the Bank or such other bank as the Administrative Agent may select in its sole and absolute discretion.

“L/C Subfacility” means that portion of the Total Revolving Credit Commitment equal to $17,000,000.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Letter of Credit” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Application” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Collateral Account” has the meaning specified therefor in Section 3.01(b).

“Letter of Credit Fee” has the meaning specified therefor in Section 3.03(b).

“Letter of Credit Guaranty” means one or more guaranties by the Administrative Agent in favor of the L/C Issuer guaranteeing the Borrower’s obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letter of Credit.

“Letter of Credit Obligations” means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, plus (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

“Liabilities” has the meaning specified therefor in Section 2.07.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or similar arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Patent Security Agreement, any Trademark Security Agreement, any Pledge Agreement, any Mortgage, any Letter of Credit Application, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order, the Intercompany Subordination Agreement, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

“Loan Party” means the Borrower and/or any Guarantor.

“Loan Servicing Fee” has the meaning specified therefor in Section 2.06(d).

“Lockbox Bank” has the meaning specified therefor in Section 8.01(a).

“Lockboxes” has the meaning specified therefor in Section 8.01(a).

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, or condition (financial or otherwise) of any Loan Party or the Loan Parties taken as a whole (other than as a result of the filing of the Chapter 11 Case), (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document subject to applicable bankruptcy law, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders on any of the Collateral.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Agents, made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Amount of Eligible Accounts Receivable” means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its

Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Noteholders” means the holders of the Notes.

“Notes” means those certain 5.0% Convertible Subordinated Notes due April 1, 2007 issued by the Borrower pursuant to the Indenture.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its reasonable (from the perspective of a secured, asset-based lender) discretion) may elect to pay or advance on behalf of such Person.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Taxes” has the meaning specified therefor in Section 2.08(a)(iii).

“Participant Register” has the meaning specified therefor in Section 12.07(b)(v).

“Patent Security Agreement” means a Patent Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit P-1, securing the Obligations and delivered to the Collateral Agent.

“Payment Office” means the Administrative Agent’s office located at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Dispositions” means (a) sales or other dispositions of Inventory to buyers in the ordinary course of business, (b) sales or other dispositions of obsolete, damaged or worn-out equipment in the ordinary course of business, (c) sales or other dispositions of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clauses (b) and (c), do not exceed $100,000 in the aggregate in any twelve-month period, (d) the use or transfer of money or Cash Equivalents by the Borrower and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (e) the licensing by the Borrower and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (f) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any of the Loan Parties, (g) sales or other dispositions of furniture that do not exceed $200,000 in the aggregate, (h) rejection of leases and executory contracts in the Chapter 11 Case in accordance with the Bankruptcy Code, and (i) other sales or dispositions of assets if the proceeds therefrom are used to pay in full the Obligations (including the prepayment fee referenced in Section 2.05(b)) and in connection therewith the Commitments are terminated.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Filing Date and listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees incurred in connection with the extension, refinancing, or modification;

(c) Indebtedness evidenced by Capitalized Lease Obligations existing on the Filing Date and listed on Schedule 7.02(b) and any such additional Indebtedness incurred after the Filing Date entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which, when aggregated with the principal amount of all Indebtedness incurred after the Filing Date under this clause (c) and clause (d) of this definition, does not exceed $500,000 at any time outstanding;

(d) purchase money Indebtedness existing on the Filing Date and listed on Schedule 7.02(b) and any such additional Indebtedness incurred after the Filing Date incurred to enable a Loan Party to acquire equipment in the ordinary course of its business, which, when aggregated with the principal amount of all Indebtedness incurred after the Filing Date under this clause (d) and clause (c) of this definition, does not exceed $500,000 at any time outstanding;

(e) Indebtedness permitted under Section 7.02(e);

(f) Indebtedness of the Borrower or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(g) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist pursuant to any performance, surety, statutory, or appeal bonds or similar obligations incurred in the ordinary course of business and not for borrowed money;

(h) Indebtedness of the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to agreements entered into in connection with any disposition of assets of the Borrower or its Subsidiaries permitted under this Agreement;

(i) Indebtedness owing to Borrower from any Subsidiary permitted under Section 7.02(e); and

(j) Indebtedness consisting of accrued expenses and charges under GAAP incurred in the ordinary course of business.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens existing on the Filing Date that are described on Schedule P-1, but not the extension of coverage thereof to other property or assets;

(e) Liens arising under Capital Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any property of any Loan Party or any of its Subsidiaries other than the property the purchase of which is financed by such Capital Lease or purchase money Indebtedness plus any additions or accessions thereto, improvements thereon or proceeds thereof, and (B) the principal amount of Indebtedness secured by any such Lien shall not exceed the cost of the property so held or acquired;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) leases, subleases, licenses and sublicenses granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(i) precautionary UCC financing statement filings regarding operating leases;

(j) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;

(k) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(l) Liens securing refinancing Indebtedness permitted to be incurred under clause (b) of the definition of “Permitted Indebtedness”; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness;

(m) statutory, common law or contractual Liens of depository institutions or institutions holding securities accounts (including rights of set-off) provided they are subordinate to the Collateral Agent’s Liens on Collateral pursuant to and in accordance with the terms of a control agreement acceptable to the Collateral Agent;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(o) Liens on unearned insurance premiums in favor of insurance companies granted solely to secure financed insurance premiums.

“Permitted Priority Liens” means Liens of the types described in clauses (b), (c), (e) (but only if the lender has obtained superpriority with respect to its Lien in accordance with the Code or pursuant to an order of the Bankruptcy Court) and (f) of the definition of “Permitted Liens”, the Liens described on Schedule P-1, and other Permitted Liens on assets of the Borrower that in the aggregate have a fair market value of $50,000 or less.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Pledge Agreement” means a Stock Pledge Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit P-2, securing the Obligations and delivered to the Collateral Agent.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan prior to the Event of Default plus 2 percentage points.

“Priority Professional Expenses” shall mean those expenses entitled to priority as set forth in sub-clause (ii) of the clause “first” of the definition of the term “Agreed Administrative Expense Priorities”.

“Professional Expense Carve-Out” has the meaning set forth in the definition of the term “Agreed Administrative Expense Priorities”.

“property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances) and Letter of Credit Obligations,

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries that is subject to a control agreement in favor of Collateral Agent and that is on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Bank” means Wells Fargo Bank, National Association, its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.

“Reference Rate” means the rate of interest publicly announced by the Reference Bank from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified therefor in Section 12.07(b)(ii).

“Registered Loan” has the meaning specified therefor in Section 12.07(b)(ii).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Obligations” means the obligation of the Borrower to reimburse the Administrative Agent or any Lender for amounts payable by the Administrative Agent or any Lender under a Letter of Credit Guaranty in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in Section 2.04.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares aggregate at least 51%; provided, however, that (a) so long as WFF and its Affiliates hold not less than 20% of the Total Revolving Credit Commitment or, if the Total Revolving Credit Commitment has been terminated or reduced to zero, the principal amount of Revolving Loans and Reimbursement Obligations then outstanding, “Required Lenders” shall require the inclusion of WFF, and (b) so long as Ableco and its Affiliates or its Related Funds hold not less than 30% of the Total Revolving Credit Commitment or, if the Total Revolving Credit Commitment has been terminated or reduced to zero, the principal amount of Revolving Loans and Reimbursement Obligations then outstanding, “Required Lenders” shall require the inclusion of Ableco.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule R-1 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Securitization Parties” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit S-1, securing the Obligations and delivered to the Collateral Agent.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding

Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan other than the commencement of the Chapter 11 Case, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC (other than for the payment of premiums to the PBGC in the ordinary course), (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan (other than the commencement of the Chapter 11 Case and the failure to make any contribution accrued but not paid as of the Filing Date).

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Agents, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Agents, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Agents, delivered to the Collateral Agent.

“Total Revolving Credit Commitment” means $25,000,000, which amount is the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Trademark Security Agreement” means a Trademark Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit T-1, securing the Obligations and delivered to the Collateral Agent.

“Trustee” means Wells Fargo Bank Minnesota, National Association.

“TTM EBITDA” means, as of any date of determination and with respect to a Person, the Consolidated EBITDA of such Person and its Subsidiaries for the 12 month period most recently ended.

“TTM Revenues” means, as of any date of determination and with respect to a Person, the gross revenues of such Person and its Subsidiaries for the 12 month period most recently ended.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(c).

“WARN” has the meaning specified therefor in Section 6.01(z).

“WFF” has the meaning specified therefor in the preamble hereto.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Pacific Standard Time or Pacific daylight saving time, as in effect in California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender, or the L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth and subject to the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, each Lender severally agrees to make Revolving Loans to the Borrower at any time and from time to time from the Interim

Facility Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment or its Pro Rata Share of the then extant Borrowing Base.

(b) Notwithstanding the foregoing, the aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the difference between (x) the Total Revolving Credit Commitment and (y) the aggregate Letter of Credit Obligations and (B) the difference between (x) the then current Borrowing Base and (y) the aggregate Letter of Credit Obligations. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Interim Facility Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(c) Notwithstanding anything to the contrary in this Agreement, until such time as the Administrative Agent notifies the Borrower in writing (such decision to be made by the Agents in their sole discretion), during any calendar week, the outstanding balance of the Revolving Loans shall not exceed the amount scheduled under the Budget as the outstanding loan balance of the Revolving Loans for that week (it being understood that in determining the amount of the outstanding balance of Revolving Loans for any week, the Revolving Loans scheduled to be made under the Budget for that week may be aggregated with any Revolving Loans that were scheduled but not borrowed during previous weeks). Amounts payable under the Budget shall include those amounts permitted to be paid under Section 7.02(s).

Section 2.02 Making the Loans. (a) Each Loan shall be made by a written request by an officer or employee of Borrower, in substantially the form of Exhibit 2.01(b)(ii) hereto (a “Notice of Borrowing”) delivered to Administrative Agent (which notice must be received by Administrative Agent no later than 10:00 a.m. (California time)) on the Business Day that is the requested Funding Date, which shall be irrevocable and shall specify (i) the amount of such Loan, and (ii) the requested Funding Date, which shall be a Business Day. At Administrative Agent’s election, in lieu of delivering the above-described request in writing, any officer or employee of Borrower may give Lender telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing pursuant to a Notice of Borrowing within 24 hours of the giving of such notice. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any officer or employee thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any officer or employee of Borrower’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the

Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be requested in a minimum amount of $100,000 and shall be in integral multiples of $10,000 in excess thereof.

(c) (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders prior to the time of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.03 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.03 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Lenders. If the Administrative Agent notifies the Lenders that it will not fund a requested Revolving Loan on behalf of such Lenders, each Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in Administrative Agent’s Account no later than 2:00 p.m. (California time) (provided that the Administrative Agent requests payment from such Lender not later than 12:00 noon (California time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent at the Payment Office or the amount funded by the Administrative Agent on behalf of the Lenders to be deposited in an account designated by the Borrower.

(iii) If the Administrative Agent has notified the Lenders that the Administrative Agent, on behalf of such Lenders, will fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Lender’s initial funding), each Lender shall promptly (and in any event not later than 2:00 p.m. (California time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (California time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Lender under this Section 2.02(d) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Lender.

(ii) In the event that any Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b) [Intentionally omitted]

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to subsections (c) or (d) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest. (a) Loans. Each Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal is repaid, at a rate per annum equal to the Reference Rate plus 3.50 percentage points.

(b) [Intentionally omitted]

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, outstanding Reimbursement Obligations, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest accruing at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may not be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than 5 Business Days prior written notice to the Administrative Agent and shall be irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(b) Prepayment. The Borrower may prepay the principal of any Revolving Loan, in whole or in part; provided that if the Borrower prepays the principal of the Revolving Loans in full and all accrued interest thereon and fees and expenses payable under the Loan Documents and terminates the Revolving Credit Commitments prior to the Final Maturity Date or if the Lenders elect to terminate the Total Revolving Credit Commitment upon the occurrence of an Event of Default, the Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with their Pro Rata Shares a prepayment premium in an amount equal to the product of (i) 0.5% times (ii) the average monthly amount of the Borrowing Base during the period of time from the Interim Facility Effective Date through the date of such prepayment and termination.

(c) Mandatory Prepayment.

(i) The Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the outstanding amount of all Letter of Credit Obligations exceeds the Borrowing Base, to the full extent of any such excess. On each day that any Revolving Loans or Letter of Credit Obligations are outstanding, the Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans and Letter of Credit Obligations outstanding on such day. If at any time after the Borrower has complied with the first sentence of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations is greater than the then current Borrowing Base, the Borrower shall provide cash collateral to the Administrative Agent in an amount equal to 110% of such excess, which cash collateral shall be deposited in the Letter of Credit Collateral Account and, provided that no Event of Default shall have occurred and be continuing, returned to the Borrower, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Borrowing Base.

(ii) [Intentionally omitted]

(iii) The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent’s Account, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans.

(iv) In the event that the aggregate amount of the cash and Permitted Investments of the Loan Parties and their Subsidiaries (excluding cash or Permitted Investments that is pledged to secure Permitted Indebtedness or other obligations of the Borrower or its Subsidiaries not prohibited under this Agreement) exceeds at any time $250,000, the Borrower shall immediately prepay the outstanding principal of the Revolving Loans in the amount equal to such excess.

(v) Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries other than a Permitted Disposition (other than a Permitted Disposition of the type described in clauses (b), (c) and (i) of the definition of Permitted Dispositions), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition; provided that so long as no Event of Default has occurred and is continuing, the foregoing prepayment obligation shall only apply to the extent that the amount of such Net Cash Proceeds received by the Loan Parties and their Subsidiaries plus amounts received by the Loan Parties and their Subsidiaries under subsections (vi) and (vii) of this Section 2.05(c) exceed $3,500,000 during any Fiscal Year. Nothing contained in this clause (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a) through (i), inclusive, of the definition of Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock, other than pursuant to a plan of reorganization that is acceptable to the Lenders, the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith; provided that so long as no Event of Default has occurred and is continuing, the foregoing prepayment obligation shall only apply to the extent that the amount of such Net Cash Proceeds received by the Loan Parties and their Subsidiaries plus amounts received by the Loan Parties and their Subsidiaries under subsections (v) and (vii) of this Section 2.05(c) exceed $3,500,000 during any Fiscal Year. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vii) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts; provided that so long as no Event of Default has occurred and is continuing, the foregoing prepayment obligation shall only apply to the extent that the amount of such Extraordinary Receipts received by the Loan Parties and their Subsidiaries plus amounts received by the Loan Parties and their Subsidiaries under subsections (v) and (vi) of this Section 2.05(c) exceed $3,500,000 during any Fiscal Year.

(viii) Without limiting any other provision of this Agreement or any other Loan Document permitting or requiring prepayment of the Loans in full or part, the Borrower shall prepay the Loans in full without premium or penalty on the 45th day following the Entry Date in the event the Final Bankruptcy Court Order shall not have been entered on or before such date.

(d) Application of Payments. Each prepayment made pursuant to subsections (c)(v), (c)(vi), (c)(vii) and (c)(viii) above shall be applied to the Revolving Loans and shall also reduce the Total Revolving Credit Commitment by an equivalent amount and a reserve shall be imposed against the Borrowing Base in an equivalent amount.

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(i), (c)(iii) and (c)(iv) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g) Effect of Termination. All of the Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) shall be immediately due and payable upon the earlier to occur of the Final Maturity Date and the termination date stated in any notice of termination of this Agreement (including either (i) providing cash collateral to be held by Administrative Agent for the benefit of the Revolving Loan Lenders in an amount equal to 110% of the face amount of all outstanding Letters of Credit that are undrawn, or (ii) causing the original Letters of Credit to be returned to the Person who issued such Letters of Credit). All undertakings, agreements, covenants, warranties, and representations of Borrower contained in the Loan Documents shall survive any such termination, and, notwithstanding such termination, Collateral Agent shall retain its Liens in the Collateral for the benefit of the Lender Group, and the Lender Group shall retain all of its rights and remedies under the Loan Documents, until Borrower has paid to Administrative Agent, for the account of the Lender Group, all of Borrower’s Obligations then due and payable to the Lender Group, in full, in immediately available funds, together with any contractually agreed upon termination charge, if any. Collateral Agent shall not be required to terminate its security interests in the Collateral until the Lender Group has received payment of all of the Obligations then due and payable in full, in cash in immediately available funds.

Section 2.06 Fees.

(a) Closing Fee. On the Interim Facility Effective Date, the Borrower shall pay to the Collateral Agent for the account of the Lenders, in accordance with a written agreement among such Lenders, a non-refundable closing fee (the “Closing Fee”) equal to $300,000.

(b) Commitment Fee. On the Interim Facility Effective Date, the Borrower shall pay to the Collateral Agent for the account of the Lenders, in accordance with a written agreement among such Lenders, a non-refundable commitment fee (the “Commitment Fee”) equal to $300,000.

(c) Unused Line Fee. From and after the Interim Facility Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time and shall be payable monthly in arrears on the first day of each month commencing December 1, 2003.

(d) Loan Servicing Fee. From and after the Interim Facility Effective Date and until the later of (i) the Final Maturity Date and (ii) the date on which all Obligations are paid in full, the Borrower shall pay to the Administrative Agent for the account of the Agents, a non-refundable loan servicing fee (the “Loan Servicing Fee”) equal to $75,000 each quarter, which shall be payable on the Interim Facility Effective Date (payable (A) ratably based on the number of days remaining in the calendar quarter in which the Interim Facility Effective Date occurs and (B) to the Collateral Agent rather than to the Administrative Agent) and quarterly in advance thereafter on the first day of each quarter occurring thereafter.

Section 2.07 Securitization. The Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrower and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08 Taxes. (a) All payments made by the Borrower hereunder or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the net income of, and branch profit taxes of, any Lender, any Agent or the L/C Issuer imposed by the jurisdiction in which such Lender, such Agent or the L/C Issuer is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person’s principal office or relevant lending office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions and conditions being hereinafter collectively referred to as “Taxes”). If the Borrower shall be required by law, rule, regulation or any interpretation of any relevant Governmental Authority to deduct or to withhold any Taxes from or in respect of any amount payable hereunder,

(i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders, the Agents or the L/C Issuer pursuant to this sentence) the Lenders, the Agents or the L/C Issuer receive an amount equal to the sum they would have received had no such deduction or withholding been made,

(ii) the Borrower shall make such deduction or withholding, and

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send the Lenders, the Agents and the L/C Issuer an official receipt (or, if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Lenders, the Agents or the L/C Issuer, as the case may be) showing payment. In addition, the Borrower agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Letters of Credit or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as “Other Taxes”).

(b) The Borrower will indemnify the Lenders, the Agents and the L/C Issuer for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by any Lender, any Agent or the L/C Issuer and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 10 days from the date on which any such Lender, any such Agent or the L/C Issuer makes written demand therefor, which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim.

(c) Each Lender that is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia hereby agrees that:

(i) it shall, no later than the Interim Facility Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Interim Facility Effective Date, the date upon which such Lender becomes a party hereto) deliver to the Borrower and the Agents: (A) two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8ECI or successor form, or (B) two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8BEN or successor form, in each case, indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending office under this Agreement free from, or subject to a reduced rate of, withholding of United States Federal income tax;

(ii) if at any time such Lender changes its lending office or offices or selects an additional lending office for purposes of this Agreement, it shall, at the same time or reasonably promptly thereafter, deliver to the Borrower and the Agents the appropriate forms as described in clause (i) above in replacement for, or in addition to, the forms previously delivered by it hereunder.

(d) If the Borrower fails to perform any of its obligations under this Section 2.08, the Borrower shall indemnify the Lenders, the Agents and the L/C Issuer for any taxes, interest or penalties that may become payable as a result of any such failure. The obligations of the Borrower under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

THE LETTERS OF CREDIT

Section 3.01 Letter of Credit Guaranty. (a) In order to assist the Borrower in establishing or opening standby letters of credit, which shall not have expiration dates that exceed 180 days from the date of issuance (each a “Letter of Credit”), with the L/C Issuer, the Borrower has requested the Administrative Agent to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Administrative Agent’s credit to that of the Borrower, and the Administrative Agent has agreed to do so. These arrangements shall be coordinated by the Administrative Agent, subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit. The Borrower will be the account party for the application for each Letter of Credit, which shall be in a written form or on a computer transmission system as may from time to time be approved by the Administrative Agent and the L/C Issuer, and shall be duly completed in a manner reasonably acceptable to the Administrative Agent, together with such other certificates, agreements, documents and other papers and information as the Administrative Agent and the L/C Issuer may reasonably request (the “Letter of Credit Application”). In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

(b) The aggregate Letter of Credit Obligations, subject to Section 2.05(c)(i), shall not exceed the lowest of (i) the difference between (A) the Total Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Loans then outstanding, (ii) the difference between (A) the Borrowing Base and (B) the aggregate principal amount of all Revolving Loans then outstanding, and (iii) the L/C Subfacility. In addition, the terms and conditions of all Letters of Credit and all changes or modifications thereof by the Borrower and/or the L/C Issuer shall in all respects be subject to the prior approval of the Administrative Agent in the reasonable exercise of its sole and absolute discretion; provided, however, that (i) the expiry date of all Letters of Credit shall be no later than 15 days prior to the Final Maturity Date unless, on or prior to 15 days prior to the Final Maturity Date either (A) such Letters of Credit shall be cash collateralized in an amount equal to 110% of the face amount of such Letters of Credit by deposit of cash in such amount in an account under the sole and exclusive control of the Administrative Agent for the benefit of the Administrative Agent and/or the L/C Issuer (the “Letter of Credit Collateral Account”) or (B) the Borrower shall provide the Administrative Agent and the Revolving Loan Lenders with an indemnification, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank or other financial institution acceptable to the Agents for any Letter of Credit Obligations with respect to such Letters of Credit and (ii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

(c) The Administrative Agent shall have the right, without notice to the Borrower, to charge the Loan Account with the amount of any and all Indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Agents or the Revolving Loan Lenders under the Letter of Credit Guaranty or incurred by the L/C Issuer with respect to a Letter of Credit at the earlier of (i) payment by the Administrative Agent or the Revolving Loan Lenders under the Letter of Credit Guaranty or (ii) the occurrence and continuation of any Default or Event of Default (without waiver of any rights the Borrower may have or may acquire against any third party with respect thereto). Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for the Borrower’s account by the L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto will be charged to the Loan Account in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on the Borrower absent manifest error. Each of the Revolving Loan Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges regardless of whether any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.03 have been satisfied.

(d) The Borrower unconditionally indemnifies each Agent and each Lender and holds each Agent and each Lender harmless from any and all loss, claim or liability incurred by any Agent or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the L/C Issuer, any Agent or any Lender as determined by a final judgment of a court of competent jurisdiction. The Borrower further agrees, to the extent permitted by law, to jointly and severally hold each Agent and each Lender harmless from any errors or omission, negligence or misconduct by the L/C Issuer and with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred as a result of their indemnification of the L/C Issuer. The Borrower further agrees to be bound by the L/C Issuer’s regulations with respect to any Letter of Credit. The Borrower’s unconditional obligations to each Agent, each Lender and the L/C Issuer with respect to Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of such Agent’s, such Lender’s or the L/C Issuer’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrower agrees that any charges incurred by the Administrative Agent or the L/C Issuer for the Borrower’s account hereunder may be charged to the Loan Account (without waiver of any rights the Borrower may have or may acquire against any third party with respect thereto).

(e) Upon any payments made to the L/C Issuer under the Letter of Credit Guaranty, the Agents or the Revolving Loan Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower in favor of the L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agents and the Revolving Loan Lenders and apply in all respects to the Agents and the Revolving Loan Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

(f) Borrower hereby authorizes and directs any L/C Issuer to deliver to the Administrative Agent all instruments, documents, and other writings and property received by such L/C Issuer pursuant to such Letter of Credit and to accept and rely upon the Administrative Agent’s instructions with respect to all matters arising in connection with such Letter of Credit and the related application.

(g) Borrower and the Lender Group acknowledge and agree that certain Letters of Credit may be issued to support letters of credit that already are outstanding as of the Effective Date. Each Letter of Credit shall be in form and substance acceptable to the L/C Issuer and Administrative Agent, including the requirement that the amounts payable thereunder must be payable in Dollars.

Section 3.02 Participations.

(a) Purchase of Participations. Immediately upon issuance by the L/C Issuer of any Letter of Credit pursuant to this Agreement, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Loan Lender’s Pro Rata Share, in all obligations of the Administrative Agent in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrower with respect thereto pursuant to the Letter of Credit Guaranty or otherwise). Promptly following receipt of a notice that L/C Issuer has made a payment in respect of a Letter of Credit Guaranty, each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made on the same terms and conditions as if Borrower had requested such Revolving Loan and Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders.

(b) Sharing of Payments. In the event that the Administrative Agent makes any payment in respect of the Letter of Credit Guaranty and the Borrower shall not have repaid such amount to the Administrative Agent, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 3.01(c) and 4.02 of this Agreement. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that Lenders have made payments to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear.

(c) Obligations Irrevocable. The obligations of a Revolving Loan Lender to make payments to the Administrative Agent for the account of the Agents, the Revolving Loan Lenders or the L/C Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other party and the beneficiary named in such Letter of Credit);

(iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) any failure by any Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vi) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vii) the occurrence of any Default or Event of Default.

Section 3.03 Letters of Credit.

(a) Request for Issuance. The Borrower may, upon notice not later than 10:00 a.m., California time, at least 2 Business Days in advance of the issuance thereof, request the Administrative Agent to assist the Borrower in establishing or opening a Letter of Credit by delivering to the Administrative Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents. The Administrative Agent shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 5.03 will not have been satisfied on such date, and the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.03 have been satisfied.

(b) Letter of Credit Fees. (i) On the first date of each month commencing on December 1, 2003, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with a written agreement among the Lenders, a monthly Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in this Article III, elsewhere in this Agreement, any Letter of Credit or any Letter of Credit Application) which shall accrue at a rate equal to 3.50% per annum times the average undrawn amount of all Letters of Credit outstanding as of the end of each day during the prior month (collectively the “Letter of Credit Fees”).

(i) L/C Issuer Charges. The Borrower shall pay to the Administrative Agent the standard charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit.

(ii) Charges to the Loan Account. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Sections 3.01(c) and 4.02 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.03.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any Loan Party and/or conduct audits, inspections and/or field examinations of any Loan Party and valuations or appraisals of any or all of the Collateral and/or business or enterprise valuations of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of such Loan Party. The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations or (ii) the cost of all audits, appraisals and valuations conducted by third party auditors or appraisers on behalf of the Agents; provided that, unless an Event of Default has occurred and is continuing, Borrower’s obligation to reimburse Agents for such audit charges and expenses shall be limited to 1 audit per fiscal quarter (it being understood that the foregoing in no way limits any Agent from conducting more than 1 audit per fiscal quarter at its own expense). The Borrower agrees to pay to Administrative Agent, for its own account, if implemented, a fee of $850 per day per applicable individual, plus out-of-pocket expenses for the establishment of electronic collateral reporting systems.

Section 4.02 Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 11:00 a.m. (California time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 11:00 a.m. (California time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.03 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement (without waiver of any rights the Borrower may have or may acquire against any third party with respect thereto). Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be presumptive evidence of such rates and fees for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrower during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Loans made to the Borrower during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall, 30 days after the same is sent, be presumed to be correct absent manifest error.

Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Loans, all payments in respect of the Reimbursement Obligations, all payments of fees (other than the fees with respect to Letters of Credit provided for in Section 3.03(b)(ii) and the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (ii) second, ratably to pay any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Revolving Loans, Collateral Agent Advances and Reimbursement Obligations until paid in full; (iv) fourth, ratably to pay principal of the Revolving Loans, Collateral Agent Advances and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations) until paid in full; and (v) fifth, to the ratable payment of all other Obligations then due and payable.

(c) [Intentionally omitted]

(d) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return.(a) If any Lender, any Agent or the L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer (in each case, whether or not having the force of law), shall (i) subject any Lender, any Agent or the L/C Issuer, or any Person controlling any such Lender, any such Agent or the L/C Issuer to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent or any Letter of Credit issued by the L/C Issuer, or change the basis of taxation of payments to any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer of any amounts payable hereunder (except for taxes on the overall net income of any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer or (iii) impose on any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender, any Agent or the L/C Issuer of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by any Lender, any Agent or the L/C Issuer hereunder, then, upon demand by any such Lender, any such Agent or the L/C Issuer, the Borrower shall pay to such Lender, such Agent or the L/C Issuer such additional amounts as will compensate such Lender, such Agent or the L/C Issuer for such increased costs or reductions in amount.

(b) If any Lender, any Agent or the L/C Issuer shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital

Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender, any Agent or the L/C Issuer or any Person controlling such Lender, such Agent or the L/C Issuer with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, any Agent or the L/C Issuer or any Person controlling such Lender, such Agent or the L/C Issuer, and any Lender, any Agent or the L/C Issuer determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, any Lender’s, any Agent’s or the L/C Issuer’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s, any Agent’s or the L/C Issuer’s any such other controlling Person’s capital to a level below that which such Lender, such Agent or the L/C Issuer or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Lender’s, such Agent’s or the L/C Issuer’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s, such Agent’s or the L/C Issuer’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender, any Agent or the L/C Issuer, the Borrower shall pay to such Lender, such Agent or the L/C Issuer from time to time such additional amounts as will compensate such Lender, such Agent or the L/C Issuer for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s, such Agent’s or the L/C Issuer’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is 10 days after the date of demand by any Lender, any Agent or the L/C Issuer until payment in full to such Lender, such Agent or the L/C Issuer at the Reference Rate. A certificate of such Lender, such Agent or the L/C Issuer claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender, such Agent or the L/C Issuer to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s, such Agent’s or the L/C Issuer’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent. This Agreement shall become effective on an interim basis as to amounts approved for lending pursuant to the Interim Bankruptcy Court Order as of the Business Day (the “Interim Facility Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and/or 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Interim Facility Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties to the extent that they already are qualified or modified by materiality in the text thereof) on and as of the Interim Facility Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Interim Facility Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Interim Facility Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Interim Facility Effective Date:

(i) a Security Agreement, duly executed by each Loan Party;

(ii) a Patent Security Agreement, duly executed by the Borrower;

(iii) a Trademark Security Agreement, duly executed by the Borrower;

(iv) a Pledge Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party’s domestic Subsidiaries and all intercompany promissory notes of such Loan Parties, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(v) the Intercompany Subordination Agreement, duly executed by each Loan Party;

(vi) appropriate financing statements on Form UCC-1 to be filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, Patent Security Agreement, Trademark Security Agreement, and Pledge Agreement;

(vii) certified copies of requests for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices of the secretary of state of Delaware, California and North

Carolina, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(viii) a copy of the resolutions of each Loan Party, certified as of the Interim Facility Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(ix) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(x) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

(xi) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Interim Facility Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(xii) a copy of the by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Interim Facility Effective Date by an Authorized Officer of such Loan Party;

(xiii) an opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Loan Parties, substantially in the form of Exhibit 5.01(d)(xiv) and as to such other matters as the Collateral Agent may reasonably request;

(xiv) such control agreements and depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Borrower’s cash management system, deposit accounts and investment accounts; provided that the Borrower shall not be required to deliver control agreements with respect to (A) that certain account of the Borrower at Solomon Smith Barney, Menlo Park, California, account number 745-75912-17 262, so long as the value of any cash or securities in such account does not exceed $250,000 and

(B) that certain account of Redback Networks International Inc. at Bank of America, N.A., Amsterdam, account number 600416674017 and that certain account of Redback Networks International Inc. at Bank of America, N.A., London, account number 600861791010, so long as the value of any cash or securities in such accounts, in the aggregate, does not exceed $500,000; and provided, further, that the delivery of a control agreement with respect to that certain investment account at Union Bank of California, N.A., account number 537295, shall not be required under this clause but instead under Section 5.04(c).

(xv) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);

(xvi) a copy of the Financial Statements;

(xvii) a copy of the financial projections described in Section 6.01(g)(ii) hereof, which projections shall be reasonably satisfactory in form and substance to the Agents;

(xviii) evidence of the insurance coverage required by Section 7.01(h) and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xix) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, Letter of Credit Applications and all other notices under this Agreement and the other Loan Documents;

(xx) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lender, together with UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lender and covering any portion of the Collateral;

(xxi) an agreement between the Collateral Agent and Jabil, in form and substance satisfactory to Lender, pursuant to which Jabil waives any consensual, statutory, or common law lien it may possess, if any, in the Collateral and provides any other assurances reasonably requested by the Collateral Agent to ensure Collateral Agent’s priority in the Collateral over any claims of Jabil;

(xxii) an agreement between the Collateral Agent and Nortel Networks Limited and Nortel Networks Inc, in form and substance satisfactory to the Agents;

(xxiii) a copy of the Material Contracts of the Loan Parties as in effect on the Interim Facility Effective Date, certified as true and correct copies thereof by an

Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements (other than as a result of the filing of the Chapter 11 Case and as set forth on Schedules 6.01(o) and 6.01(x));

(xxiv) the initial Borrowing Base Certificate;

(xxv) [intentionally omitted];

(xxvi) the Budget;

(xxvii) the Interlender Agreement; and

(xxviii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as the Agents may reasonably request.

(e) Material Adverse Effect. The Agents shall have determined, in their sole judgment, that no event or development shall have occurred since September 30, 2003 which could reasonably be expected to result in a Material Adverse Effect, other than the filing of the Chapter 11 Case and events that customarily occur leading up to and following the commencement of a case under Chapter 11 of the Bankruptcy Code.

(f) Interim Bankruptcy Court Order. The Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court (the date of such entry being referred to herein as the “Entry Date”) and the Collateral Agent shall have received a copy of such order, and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent prior written consent of the Agents and the Loan Parties.

(g) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans or the issuance of the initial Letters of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Agents and their respective counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agents or such counsel may reasonably request.

(h) Availability. After giving effect to all Loans to be made on the Interim Facility Effective Date, the Letters of Credit to be issued on the Interim Facility Effective Date and the payment of all fees, costs, expenses and taxes referenced in Section 5.01(a), the sum of Availability (giving effect to all amounts not authorized pursuant to the Interim Bankruptcy Court Order, if any) plus Qualified Cash shall not be less than $25,000,000.

(i) Due Diligence. The Agents shall have completed their accounting, appraisal, and business due diligence with respect to each Loan Party, including (i) a review of the Borrower’s books and records, (ii) an asset sale valuation of the Borrower’s business, (iii) appraisals of the Borrower’s property, plant, and equipment, (iv) a background check on members of the Borrower’s senior management, (v) an analysis of the Borrower’s financial statements for the Fiscal Years ended December 31, 2001 and 2002, and (vi) an analysis of the projections of Borrower for its 2003 and 2004 Fiscal Years) and their legal due diligence (including a legal review of the Borrower’s proposed pre-packaged plan of reorganization, the Borrower’s corporate structure, the Manufacturing Services Letter Agreement (as amended from time to time) between the Borrower and Jabil, and the Borrower’s other material agreements), and the results thereof shall be satisfactory to the Agents.

(j) Cash Management System. The cash management system of the Borrower and its Subsidiaries shall be reasonably satisfactory to the Agents.

Section 5.02 Conditions Precedent to Final Facility Effectiveness. This Agreement shall become effective on a final basis as of the Business Day (the “Final Facility Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a) Final Bankruptcy Court Order. The Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court no later than 45 days after the Entry Date and the Collateral Agent shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been appealed, reversed, stayed, modified or amended absent prior written consent of the Agents and the Loan Parties.

(b) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and/or 12.04.

(c) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Final Facility Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties to the extent that they already are qualified or modified by materiality in the text thereof) on and as of the Final Facility Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Final Facility Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(d) Legality. The making of the Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(e) Material Adverse Effect. The Agents shall have determined, in their sole judgment exercised reasonably, that no event or development shall have occurred since the Interim Facility Effective Date which could reasonably be expected to result in a Material Adverse Effect, other than the filing of the Chapter 11 Case and events that customarily occur following the commencement of a case under Chapter 11 of the Bankruptcy Code.

(f) Delivery of Documents. The Collateral Agent shall have received on or before the Final Facility Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Final Facility Effective Date:

(i) the original stock certificates representing 2/3 of the common stock of each Loan Party’s first-tier foreign Subsidiaries, accompanied by undated stock powers executed in blank;

(ii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as the Agents may reasonably request.

(g) Collateral Audit. The Administrative Agent shall have completed its collateral due diligence, including a collateral audit and review of the Borrower’s and its Subsidiaries’ books and records, the results of which shall be satisfactory to the Administrative Agent; provided that to the extent the results of such audit are unsatisfactory to the Administrative Agent, the Agents in their sole discretion shall be entitled to make changes to the advance rates in the Borrowing Base but shall not be entitled to declare an Event of Default or to delay the Final Facility Effective Date.

(h) Reference Checks. The Administrative Agent shall have received completed reference checks with respect to the Borrower’s senior management, the results of which are satisfactory to the Administrative Agent in its sole discretion.

Section 5.03 Conditions Precedent to All Loans and Letters of Credit. The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrower in establishing or opening any Letter of Credit is subject to the fulfillment of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Sections 2.06 and 12.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, or the submission by the Borrower of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit (except to the extent that any such representations or warranties expressly relate solely to an earlier date or an event or condition has occurred which would render any such representations or warranties untrue but that is expressly permitted by the terms of this Agreement) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties to the extent that they already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.03 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(d) Notices. The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof and/or (ii) a Letter of Credit Application pursuant to Section 3.03 hereof, as applicable.

(e) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate.

(f) Delivery of Documents. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

(g) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

(h) Final Bankruptcy Court Order. With respect to any Loan to be made or Letter of Credit to be issued on or after the 45th day following the Entry Date, the Final Bankruptcy Court Order shall be in full force and effect and shall not have been appealed, reversed, stayed, modified or amended absent the consent of the Agents and the Loan Parties.

Section 5.04 Conditions Subsequent to All Loans and Letters of Credit. The obligation of any Agent or any Lender to continue making Loans or of the Administrative Agent to continue to assist the Borrower in establishing or opening Letters of Credit is subject to the fulfillment of each of the following conditions subsequent:

(a) within 2 weeks after the Filing Date, the Borrower shall have hired a crisis manager, who shall serve in an advisory role and will not be an officer or employee of the Borrower, satisfactory to the Agents and the Borrower and subject to the approval of the Bankruptcy Court, and the Borrower shall continue to employ such crisis manager until the earlier of the effective date of a plan of reorganization in the Chapter 11 Case or the delivery to the Agents of the Designated Financial Statements;

(b) on or before December 1, 2003, the Agents shall have received projected monthly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from January 1, 2004, through December 31, 2004, and such projections shall be consistent with the projections delivered pursuant to Section 5.01(d)(xvii) in that the addition of the monthly figures for each month in each fiscal quarter shall result in figures that are the same as the quarterly figures in the projections delivered pursuant to Section 5.01(d)(xvii); and

(c) within 5 Business Days after the Interim Facility Effective Date, the Agents shall have received a duly executed control agreement, in form and substance reasonably satisfactory to the Agents, with respect to that certain investment account at Union Bank of California, N.A., account number 537295.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

(a) Organization, Good Standing, Etc. Except as set forth on Schedule 6.01(a), each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) subject to the existence of the Chapter 11 Case and the entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action on the part of such Loan Party, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Case), (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. Except for the entry of the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order and filings with respect to the perfection of the Collateral Agent’s Liens in the Collateral, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

(e) Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Borrower. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding against any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby (other than objections to the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order) and (ii) as of the Interim Facility Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates (subject to normal year-end audit adjustments and the absence of footnotes in the case of interim financial statements), all in accordance with GAAP, and since September 30, 2003, no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii) The Borrower has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from January 1, 2004, through December 31, 2004, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from January 1, 2005, through December 31, 2006, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, are believed by the Borrower at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the the Borrower, and have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties (except as set forth on Schedules 6.01(o) and 6.01(x)), and no Default or Event of Default has occurred and is continuing.

(i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in material compliance with ERISA and the IRC, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (v) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. Except as set forth on Schedule 6.01(j), all Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable have been paid, except to the extent (i) contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP or (ii) non-payment is a direct result of the filing of the Chapter 11 Case.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than the development, sale and support of advanced telecommunications networking equipment and activities incidental or directly related thereto.

(m) [Intentionally Omitted]

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Interim Facility Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party. As of the Interim Facility Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). Except as set forth on Schedule 6.01(o), to the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Interim Facility Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure. Each Loan Party has disclosed to the Agents, taken together with the Borrower’s filings with the SEC, all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information (including information on the Schedules to this Agreement) furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Agents and the Lenders that such projections are not to be viewed as facts and that actual results during the periods covered by any such projections may differ from the projected results). There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q) Operating Lease Obligations. On the Interim Facility Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental

Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Interim Facility Effective Date.

(t) Use of Proceeds. The proceeds of the Loans shall be used (i) to repay existing Indebtedness of the Borrower owed under the Existing Credit Facility to the Existing Lender, (ii) to pay fees and expenses in connection with the transactions contemplated hereby and (iii) for the Borrower’s ongoing working capital requirements and general corporate purposes (including payments of fees and expenses to professionals under Sections 330 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Loan Parties, subject to the priorities set forth in the definition of “Agreed Administrative Expense Priorities”).

(u) [Intentionally Omitted]

(v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Interim Facility Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Interim Facility Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party, to such Loan Party’s knowledge, infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to any Loan Party’s knowledge, threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Interim Facility Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Except as set forth on Schedule 6.01(x), each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, and moratorium laws and by equitable principles (regardless of whether enforcement is sought in equity or at law), (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party (other than as a result of the filing of the Chapter 11 Case), or, to the best knowledge of any Loan Party, any other party thereto.

(y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of any Loan Party, threatened against any Loan Party or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(aa) Security Listed; Capacity to Protect Interests. Except as set forth on Schedule 6.01(aa), as of the Interim Facility Effective Date, the Borrower has a security listed or approved for listing upon notice of issuance on a national securities exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity). The Loan Parties, by reason of their own business and financial experience or that of their professional advisors, have the capacity to protect their own interests in connection with incurring the Obligations under the Loan Documents.

(bb) [Intentionally omitted]

(cc) [Intentionally omitted]

(dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee) Tradenames. Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Loan Party.

(ff) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Interim Facility Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(gg) Administrative Priority; Lien Priority.

(i) After the Entry Date, the Obligations of the Loan Parties will constitute allowed administrative expenses in the Chapter 11 Case having priority in payment over all other administrative expenses and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, and excluding from such super-priority administrative expense claim the proceeds of avoidance, preference and other bankruptcy causes of action.

(ii) The Lien and security interest of the Collateral Agent on the Collateral shall be a valid and perfected first priority (subject to Permitted Priority Liens) Lien; provided that the Lien and security interest of the Collateral Agent on the Collateral shall be subject to the payment of the Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities.

(iii) The Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, is in full force and effect, and has not been reversed, stayed, modified or amended absent the consent of the Agents and the Loan Parties.

(hh) No Default. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) as soon as available and in any event within 15 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agents (PriceWaterhouseCoopers being satisfactory to the Agents as of the Interim Facility Effective Date) (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof;

(iii) as soon as available, and in any event within 10 days after the end of each fiscal month of the Borrower and its Subsidiaries, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(iv) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03;

(v) on a daily basis, reports in form and detail reasonably satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete (A) listing all Accounts Receivable of the Borrower as of such day, which shall include the amount and age of each Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, the name and mailing address of each Account Debtor with respect to each such Account Receivable and such other information as any Agent may request, (B) listing all accounts payable of the Borrower as of each such day which shall include the amount and age of each account payable, the name and mailing address of each account creditor and such other information as any Agent may request, and (C) listing all Inventory of the Borrower as of each such day, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility location and such other information as any Agent may reasonably request, all in detail and in form reasonably satisfactory to the Agents;

(vi) as soon as available and in any event within 3 Business Days after the end of each week commencing with the first week ending after the Interim Facility Effective Date, a Borrowing Base Certificate, current as of the close of business on the Friday of the immediately preceding week, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may reasonably request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless any Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Agent’s good faith judgment shall control;

(vii) (A) on or before December 1 of each year (commencing December 1, 2004), financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(A), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Borrower and its Subsidiaries and (B) on or before the last day of each fiscal quarter, financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(B), in form and substance satisfactory to the Agents, for each remaining quarterly period in such Fiscal Year, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

(viii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party, other than routine inquiries by such Governmental Authority, unless furnishing such documents and information would violate applicable law or applicable confidentiality agreements;

(ix) as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having, or reasonably expected to result in a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x) (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xi) promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(xii) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xiv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xv) promptly after filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by any Loan Party in the Chapter 11 Case, which such papers and documents shall also be given or served on the Agents’ counsel;

(xvi) [intentionally omitted];

(xvii) promptly after the sending thereof, copies of all written reports given by any Loan Party to any official or unofficial creditors’ committee in the Chapter 11 Case, provided that such Loan Party may redact confidential information contained in any such report if it provides a summary of the nature of the information redacted to the Agents;

(xviii) on Wednesday of each week, commencing November 12, 2003, (A) a variance analysis for the most recent week to the extent actual results deviate from those projected in the Budget and (B) a sales and disbursement report for the prior week showing comparisons to the budgeted amounts set forth in the Budget for such week.

(xix) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

In addition, Borrower agrees to cooperate fully with the Agents to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party not in existence on the Interim Facility Effective Date to execute and deliver to the Collateral Agent promptly and in any event within 5 Business Days after the formation or acquisition thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement and (to the extent deemed necessary by the Agents) a Patent Security Agreement or a Trademark Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary (or in the case of a Subsidiary formed under the laws of a jurisdiction outside of the United States of America, certificates representing 66 2/3% of such Capital Stock, but only if the laws of such jurisdiction permit the certification of Capital Stock), (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agents may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Agents, together with such other agreements, instruments and documents as the Agents may require whether comparable to the documents required under Section 7.01(o) or otherwise, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agents in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Patent Security Agreement, Trademark Security Agreement, Pledge Agreement, or Mortgage, or otherwise to effect the intent that such

Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; provided that foreign Subsidiaries of the Loan Parties shall not be subject to the foregoing covenant unless the Agents, in their reasonable discretion, determine that the assets of any such foreign Subsidiary are significant to the overall business of the Loan Parties; and

(ii) each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 5 Business Days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary (or in the case of a Subsidiary formed under the laws of a jurisdiction outside of the United States of America, certificates representing 66 2/3% of such Capital Stock), (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agents may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agents.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Except as otherwise permitted under Section 7.02(c), Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the Agents and representatives of any Agent at any time and from time to time during normal business hours (and in the absence of a continuing Event of Default, upon reasonable prior notice), at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Agents based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site

Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and obsolescence excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, in each case, other than sales of property or rejection of leases approved by the Bankruptcy Court and otherwise permitted by the terms of this Agreement.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Agents may reasonably request; (iii) immediately notify the Agents of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect; and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Lender.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. The assurances contemplated by this Section 7.01(k) shall be given under applicable nonbankruptcy law (to the extent not inconsistent with the Bankruptcy Code and orders of the Bankruptcy Court) as well as the Bankruptcy Code, it being the intention of the parties that the Agents may request assurances under applicable nonbankruptcy law, and such request shall be complied with (if otherwise made in good faith by the Agents) whether or not the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, is in force and whether or not dismissal of the Chapter 11 Case or any other action by the Bankruptcy Court is imminent, likely or threatened.

(l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) or with respect to

Collateral consisting of cash, the expenditure thereof, and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Agents may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements. (i) With respect to the Borrower’s business premises in San Jose, California and Vancouver, British Columbia, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to the Agents, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; provided, that in the event the Loan Parties are unable to obtain any such written subordination or waiver the Administrative Agent may, in its reasonable discretion, establish such reserves as it deems necessary with respect to any such Collateral; and

(ii) Use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to the Collateral Agent, providing access to Collateral located on any premises not owned by the Borrower or any other Loan Party in order to remove such Collateral from such premises during an Event of Default; provided, that in the event the Loan Parties are unable to obtain any such written access agreements, the Administrative Agent may, in its reasonable discretion, establish such reserves as it deems necessary with respect to any such Collateral.

(n) [Intentionally omitted]

(o) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries of any After Acquired Property, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a landlord’s waiver (pursuant to Section 7.01(m) hereof). Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly negotiate and enter into with the Collateral Agent the following, each in form and substance satisfactory to the Agents: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Agents, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Agents and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Agents, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, and (vii) such other documents or instruments (including guarantees and opinions of counsel) as the Agents may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p) Fiscal Year. Cause the Fiscal Year of the Borrower and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Borrowing Base. Maintain all Revolving Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than financing statements for which the related obligation has been paid and the Loan Party or applicable Subsidiary is using reasonable efforts to have terminated promptly); sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens; provided, that, no Liens shall be permitted on any assets included in the Borrowing Base.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any wholly-owned Subsidiary of any Loan Party may be merged into such Loan Party or another wholly-owned Subsidiary of any Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of any Loan Party, and any Loan Party may merge or consolidate with any other Loan Party (so long as in any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving entity) so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (E) the surviving Subsidiary (unless it is a foreign Subsidiary), if any, is joined as a Loan Party (unless already a Loan Party) hereunder and is a party to a Guaranty, a Security Agreement and (to the extent deemed necessary by the Agents) a Patent Security Agreement and Trademark Security Agreement and the Capital Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation;

(ii) any Loan Party and its Subsidiaries may make Permitted Dispositions;

(iii) Any Subsidiary of the Borrower may be liquidated, wound up or dissolved so long as (a) the Borrower determines in good faith that such liquidation, wind up or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (ii) the liabilities assumed by the Loan Parties in connection with any liquidations, wind ups or dissolutions of Subsidiaries of the Borrower that are not Loan Parties do not exceed, in the aggregate during the term of this Agreement, $100,000; and

(iv) Investments permitted under Section 7.02(e).

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (the foregoing referred to herein as “Investments”), or permit any of its Subsidiaries to do any of the foregoing, except for: (i) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by the Borrower to its Subsidiaries for payroll and other operating expenses in the ordinary course of business consistent with past practices and not exceeding (A) $1,700,000 in the aggregate during any month and (B) $17,000,000 in the aggregate during any Fiscal Year, (iii) temporary loans and advances by the Borrower’s Subsidiaries to Borrower made in the ordinary course of business, (iv) Permitted Investments, (v) Investments consisting of extensions of credit in the nature of accounts receivable, prepaid royalties or expenses or notes receivable arising from the sale of goods or rendition of services in the ordinary course of business, (vi) Investments received by the Borrower or any of its Subsidiaries in satisfaction or partial satisfaction of obligations owing from financially troubled Account Debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise), (vii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries, (viii) Investments acquired pursuant to transactions permitted under Section 7.02(c), and (ix) commission, entertainment, relocation, payroll, travel and similar advances to employees that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $3,500,000.

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed $2,500,000 in any fiscal quarter or $10,000,000 in any Fiscal Year.

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Subsidiary of the Borrower may pay dividends to the Borrower and (B) the Borrower may declare dividends in anticipation of the effectiveness of and pursuant to a plan of reorganization in the Chapter 11 Case.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) or (h), (iv) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of any Loan Party or any of its Subsidiaries, (v) compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or established and maintained in the ordinary course of business, and (vi) Investments permitted under Section 7.02(e)(ii).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed;

(E) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto;

(F) in the case of clause (iv), any such encumbrance or restriction by reason of customary provisions restricting assignments, subletting or other transfers in joint venture agreements or similar agreements entered into in the ordinary course of business; and

(G) in the case of clause (iv), any such encumbrance or restriction that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

(l) Limitation on Issuance of Capital Stock. Except for (i) the issuance of Capital Stock by the Borrower pursuant to the terms of a plan of reorganization (ii) and the issuance and sale of Capital Stock or any securities convertible into or exchangeable for its Capital Stock by the Borrower pursuant to its employee benefit plans in existence on the Filing Date, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. Except pursuant to a plan of reorganization in the Chapter 11 Case or as approved by the Bankruptcy Court (but otherwise subject to all of the terms and conditions of this Agreement and the other Loan Documents including Section 7.02(s)), (i) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) Compromise of Accounts Receivable. Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business consistent with past practices.

(p) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(q) Environmental. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(r) Interim Bankruptcy Court Order; Final Bankruptcy Court Order; Administrative Priority; Lien Priority; Payment of Claims.

(i) Seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order except for modifications and amendments agreed to by the Agents;

(ii) Suffer to exist a priority for any administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code) equal or superior to the priority of the

Lenders in respect of the Obligations, except for the Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities;

(iii) Suffer to exist any Lien, other than Permitted Priority Liens, on the Collateral having a priority equal or superior to the Lien in favor of the Collateral Agent in respect of the Collateral, provided that the Liens and security interests of the Collateral Agent shall be subject to the payment of the Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities; and

(iv) Prior to the date on which the Obligations have been paid in full in cash and the Total Revolving Credit Commitment has been terminated, the Loan Parties shall not pay any administrative expense claims except (i) Priority Professional Expenses and other payments described in sub-clause (i) of clause “first” of the definition of Agreed Administrative Expense Priorities in the ordinary course, (ii) any Obligations due and payable hereunder, and (iii) other administrative expense claims incurred in the ordinary course of the business of the Loan Parties, in each case to the extent and having the order of priority set forth in the definition of Agreed Administrative Expense Priorities.

(s) Payments. Make any payment of principal or interest or otherwise on account of any Indebtedness or trade payable incurred prior to the Filing Date, provided that such payments may be made pursuant to an order of the Bankruptcy Court: (i) authorizing payment to the holders of, or in respect of, payroll tax and other withholding, wage, salary, severance, commission, bonus, medical and other employee benefit obligations (including vacation, paid time off and sick pay and expense reimbursements) which arose prior to the Filing Date; (ii) to landlords in connection with the assumption of unexpired leases under Section 365 of the Bankruptcy Code; (iii) to non-debtor parties to executory contracts in connection with the assumption of such contracts under Section 365 of the Bankruptcy Code; (iv) in respect of workers’ compensation benefits and liability and property insurance policies of the Loan Parties in an aggregate amount not to exceed an amount consistent with historical practices; (v) with respect to sales taxes, use taxes, franchise taxes or other tax or trust fund disbursements in accordance with past practice of the Loan Parties; (vi) to critical vendors in an aggregate amount not to exceed $10,000,000 so long as at least $9,000,000 of such amount is paid to Jabil; (vii) for shipping, warehousing and similar charges; (viii) to customers in respect of credits pursuant to customer programs and valid warranty claims; (ix) on account of Indebtedness secured by restricted cash; (x) on account of Indebtedness with respect to which the obligee holds a deposit against pre-petition Indebtedness, in the exercise of the Borrower’s business judgment; (xi) for adequate protection payments if and to the extent authorized by the Bankruptcy Court but only if, after giving effect to any such adequate protection payment, no Event of Default has occurred and is continuing and the sum of Availability plus Qualified Cash is at least $5,000,000; and (xii) in accordance with any other order of the Bankruptcy Court.

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a) TTM Revenues. Permit TTM Revenues of the Borrower and its Subsidiaries at the end of each month to be less than the applicable amount set forth below:

Month End	TTM Revenues

[to be added as set forth below]

(b) TTM EBITDA. Permit TTM EBITDA of the Borrower and its Subsidiaries at the end of each month to be less than the applicable amount set forth below:

Month End	TTM EBITDA

[to be added as set forth below]

(c) Minimum Availability and Qualified Cash. Permit the sum of Availability plus Qualified Cash to be less than $1,000,000 at any time.

(d) Revenues. Permit revenues of the Borrower and its Subsidiaries for the periods stated below to be less than the applicable amount set forth below:

Period	Revenues

2 months ending November 30, 2003	$8,700,000

3 months ending December 31, 2003	$28,000,000

(e) EBITDA. Permit Consolidated EBITDA of the Borrower and its Subsidiaries for the periods stated below to be less than the applicable amount set forth below:

Period	Consolidated EBITDA

2 months ending November 30, 2003	-$9,300,000

3 months ending December 31, 2003	-$4,700,000

The levels for the financial covenants set forth in Sections 7.03(a) and (b), which will apply only for time periods ending after December 31, 2003, shall be set by the Agents prior to December 31, 2003 and shall reflect figures that are 85% of the projected amounts set forth on the projections to be delivered by the Borrower pursuant to Section 5.04(b). The Agents shall send the Borrower a written notice of the covenant levels promptly after receiving such projections.

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01 Collection of Accounts Receivable; Management of Collateral.

(a) On or prior to the Interim Facility Effective Date, the Borrower shall assist the Administrative Agent in (i) establishing, and, during the term of this Agreement, maintaining one or more lockboxes in the name of the Administrative Agent and identified on Schedule 8.01 hereto (collectively, the “Lockboxes”) with the financial institutions set forth on Schedule 8.01 hereto or such other financial institutions selected by the Borrower and acceptable to the Administrative Agent in its sole discretion (each being referred to as a “Lockbox Bank”), and (ii) establishing, and during the term of this Agreement, maintaining an account (a “Collection Account” and, collectively, the “Collection Accounts”) in the name of the Administrative Agent with each Lockbox Bank. The Borrower shall irrevocably instruct its Account Debtors, with respect to Accounts Receivable of the Borrower, to remit all payments to be made by checks or other drafts to the Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by the Administrative Agent and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Collection Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Until the Administrative Agent has advised the Borrower to the contrary after the occurrence and during the continuance of an Event of Default, the Borrower may and will enforce, collect and receive all amounts owing on the Accounts Receivable of the Borrower for the Administrative Agent’s benefit and on the Administrative Agent’s behalf, but at the Borrower’s expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Borrower from any Account Debtor, as proceeds from Accounts Receivable of the Borrower, or as proceeds of any other Collateral, shall be held by the Borrower in trust for the Agents and the Lenders and upon receipt be deposited by the Borrower in original form and no later than the next Business Day after receipt thereof into a Collection Account. The Borrower shall not commingle such collections with the Borrower’s own funds or the funds of any Subsidiary or Affiliate of the Borrower or with the proceeds of any assets not included in the Collateral. All funds received in the Collection Account shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Administrative Agent’s Account for application at the end of each Business Day to reduce the then principal balance of the Revolving Loans, conditional upon final payment to the Administrative Agent. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

(b) After the occurrence and during the continuance of an Event of Default (but subject to any requirements in the Interim Bankruptcy Court Order or Final Bankruptcy Court Order that a certain period of time pass prior to the exercise of remedies), the Collateral Agent may, and at the direction of the Required Lenders shall, send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors and, thereafter, the Collateral Agent shall have the sole right to collect the Accounts Receivable and payment intangibles of the Borrower and its Subsidiaries and/or take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, the Borrower and its Subsidiaries shall not, without prior written consent of the Required Lenders, grant any extension of time of payment of any Account Receivable or payment intangible, compromise or settle any Account Receivable or payment intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(c) The Borrower hereby appoints each Agent or its designee on behalf of such Agent as the Borrower’s attorney-in-fact with power exercisable during the continuance of an Event of Default (but subject to any requirements in the Interim Bankruptcy Court Order or Final Bankruptcy Court Order that a certain period of time pass prior to the exercise of remedies) to (i) endorse the Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable or payment intangibles of the Borrower, (ii) sign the Borrower’s name on any invoice or bill of lading relating to any of the Accounts Receivable or payment intangibles of the Borrower, drafts against Account Debtors with respect to Accounts Receivable or payment intangibles of the Borrower, assignments and verifications of Accounts Receivable or payment intangibles and notices to Account Debtors with respect to Accounts Receivable or payment intangibles of the Borrower, (iii) send verification of Accounts Receivable of the Borrower, (iv) after the occurrence and during the continuation of an Event of Default, notify the Postal Service authorities to change the address for delivery of mail addressed to the Borrower to such address as such Agent may designate, retain all mail relating to the Collateral, and forward all other mail to the Borrower, which the Agents agree to do promptly;, and (v) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Commitments are terminated.

(d) Nothing herein contained shall be construed to constitute any Agent as agent of the Borrower for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable of the Borrower or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.

(e) If any Account Receivable of the Borrower includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Borrower’s account and to charge the Borrower therefor. The Borrower shall notify the Agents if any Account Receivable of the Borrower includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation. The Borrower will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Borrower shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Borrower’s failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral. The Borrower shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrower’s industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If the Borrower becomes aware of anything materially detrimental to any of the Borrower’s customers’ credit, the Borrower will promptly advise the Agents thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Lenders and Permitted Liens), and shall be fully authorized to pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account Receivable shall be a good and valid account representing a bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto; (c) no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party’s business and as otherwise disclosed to the Agents; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law); (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Account Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Loan Party shall immediately notify the Agents if any Account Receivable arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters materially affecting the value, enforceability or collectability of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Lenders as additional Collateral; (l) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (m) such Loan Party shall conduct a physical count of its Inventory at such intervals as any Agent may reasonably request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the Book Value of such Inventory; and (n) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Agents who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest on any Loan, any Collateral Agent Advance, any Reimbursement Obligation or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Article VII or Article VIII of this Agreement, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any other Loan Document to which it is a party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court appointing, or any Loan Party shall file an application for an order with respect to the Chapter 11 Case seeking the appointment of, (i) a trustee under Section 1104, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

(f) An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court converting the Chapter 11 Case to a chapter 7 case;

(g) An order shall be entered by the Bankruptcy Court confirming a plan of reorganization in the Chapter 11 Case which does not contain a provision for termination of the Total Revolving Credit Commitment and payment in full in cash of all Obligations on or before the effective date of such plan upon entry thereof unless the Obligations are being refinanced by the Exit Facility in accordance with Section 13.06;

(h) An order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case which does not contain a provision for termination of the Total Revolving Credit Commitment, and payment in full in cash of all Obligations upon entry thereof;

(i) An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court without the express prior written consent of the Agents, (i) to revoke, reverse, stay, modify, supplement or amend the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal to or superior to the priority of the Lender in respect of the Obligations, except for allowed administrative expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, or (iii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien;

(j) an application for any of the orders described in clauses (e), (f), (g), (h) or (i) above shall be made by (i) one of the Loan Parties or (ii) a Person other than the Loan Parties and such application is not contested by the Loan Parties and any relief requested is granted in an order that is not stayed pending appeal;

(k) an order shall be entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any of the Loan Parties with respect to any claim which, when aggregated with the amounts of any other such relief from stay orders, is in an amount equal to or exceeding $500,000;

(l) the Final Bankruptcy Court Order shall not have been entered within 45 days after the Entry Date;

(m) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof and (in the case of a proceeding commenced by any Governmental Authority) such proceeding is not contested by the Loan Parties and any relief requested is granted in any order that is not stayed pending appeal, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(n) any Security Agreement, Patent Security Agreement, Trademark Security Agreement, Pledge Agreement, Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

(o) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the material terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the material terms of any investment property control agreement to which such Person is a party other than with respect to an account that contains cash or securities with a value of less than $10,000;

(p) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;

(q) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $100,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $100,000;

(r) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $100,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);

(s) a Change of Control shall have occurred; or

(t) an event or development occurs which results in a Material Adverse Effect;

then, and in any such event, the Collateral Agent shall, at the request of the Required Lenders, by notice to the Borrower, (i) terminate all Commitments, whereupon all Commitments shall immediately be so terminated, (ii) declare all or any portion of the Loans and the Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees (including the fee provided for in Section 2.05(b)) and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without further order of, or application to, the Bankruptcy Court, and without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law (including the Bankruptcy Code and the Code), hereunder and under the other Loan Documents. Upon demand by the Administrative Agent after the occurrence and during the continuation of any Event of Default, the Borrower shall deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 110% of the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Administrative Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.

ARTICLE X

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document and to the extent not prohibited by the Bankruptcy Code; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s or the L/C Issuer’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Revolving Credit Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

Section 10.08 Collateral Matters. (a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04; provided, however, that Collateral Agent shall not make any Collateral Agent Advance that would cause (i) the aggregate amount of all Collateral Agent Advances to exceed the lesser of (x) $3,000,000 and (y) an amount equal to 10% of the Borrowing Base, or (ii) the aggregate amount of all Revolving Loans to exceed the Total Revolving Credit Commitment less the sum of the then outstanding amount of the Letter of Credit Obligations. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Revolving Credit Commitment and payment and satisfaction of all Loans, Reimbursement Obligations, Letter of Credit Obligations and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business and in compliance with the terms of this Agreement and the other Loan Documents; or in connection with a Permitted Disposition; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) No Agent shall have any obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

Section 11.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto. The obligations of each Guarantor under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against any Loan Party or any other Person or any Collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans, the Reimbursement Obligations and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

REDBACK NETWORKS INC.

300 Holger Way

San Jose, California 95134

Attention: General Counsel

Telephone: 408-750-5000

Telecopier: 408-750-5195

with a copy to:

WILSON SONSINI GOODRICH & ROSATI, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Andrew J. Hirsch, Esq.

Telephone: 650-493-9300

Telecopier: 650-493-6811

and

PACHULSKI, STANG, ZIEHLE, YOUNG, JONES & WEINTRAUB, P.C.

919 North Market Street, Suite 1600

Wilmington, Delaware 19801

Attention: Laura Davis Jones, Esq.

Telephone: 302-778-6401

Telecopier: 302-652-4400

if to the Administrative Agent, to it at the following address:

WELLS FARGO FOOTHILL, INC.

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Attention: Business Finance Manager

Telephone: 310-453-7413

Telecopier: 310-453-7300

with a copy to:

MAYER, BROWN, ROWE & MAW LLP

350 South Grand Avenue, 25th Floor

Los Angeles, California 90071

Attention: Marshall C. Stoddard, Jr., Esq.

Telephone: 213-229-9500

Telecopier: 213-625-0248

if to the Collateral Agent, to it at the following address:

ABLECO FINANCE LLC

299 Park Avenue, Floors 21-23

New York, New York 10171

Attention: Kevin Genda

Telephone: 212-891-2117

Telecopier: 212-891-1541

with a copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention: John Francis Hilson, Esq.

Telephone: 213-683-6000

Telecopier: 213-627-0705

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All notices required to be sent to Agents by any Loan Party must be sent to both the Collateral Agent and the Administrative Agent to comply with such requirement. All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to Articles II and III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Loan Parties or any other Person to serve upon the Agents or the Lenders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Agents or the Lenders pursuant to the Bankruptcy Code.

Section 12.02 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Revolving Credit Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders, or release the Borrower or any Guarantor, (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, (vii) amend the definition of “Availability”, “Book Value”, “Borrowing Base”, “Eligible Accounts Receivable”, “Eligible Inventory”, “Net Amount of Eligible Accounts Receivable”, or “Qualified Cash”, or (viii) modify, waive, release or subordinate the super-priority claim status of the Obligations (except as permitted in this Agreement and the Loan Documents), in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

(b) The Administrative Agent and WFF, in its capacity as a Lender, on the one hand, and the Collateral Agent and Ableco and its Affiliates, in its capacity as a Lender, on the other hand, have executed an agreement on the Interim Facility Effective Date pursuant to which the Administrative Agent, WFF, the Collateral Agent and Ableco and its Affiliates have agreed, among other things, to certain voting arrangements relative to matters requiring the approval of the Lenders. The rights and duties of the Administrative Agent, WFF, the Collateral Agent, and Ableco and its Affiliates, with respect to such matters, are subject to such agreement.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other

Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits (subject to the limitation set forth in Section 4.01), physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility owned or operated by any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time (but subject to any requirements in the Interim Bankruptcy Court Order or Final Bankruptcy Court Order that a certain period of time pass prior to the exercise of remedies), without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns (including, except for the right to request Revolving Loans, any trustee succeeding to the rights of the Loan Parties pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code); provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may, with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of Letter of Credit Obligations); provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an Affiliate of a Lender or a fund or account managed by a Lender or an Affiliate of a Lender) and (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required if the assignee is an Affiliate of a Lender or a fund or account managed by a Lender or an Affiliate of a Lender). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(i) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(ii) The Collateral Agent shall, on behalf of the Borrower, maintain, or cause to be maintained, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment not reflected in the Register, the assigning Lender shall maintain a comparable register.

(iii) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Collateral Agent shall, if the Collateral Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(iv) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(v) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(vi) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall provide the Agents (in the case of a purchase or assignment) or the Lender (in the case of a participation) with a completed Internal Revenue Service Form W-8BEN (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

(c) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or the Borrower or any Guarantor (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, EXCEPT TO THE EXTENT NEW YORK LAW IS SUPERSEDED BY THE BANKRUPTCY CODE.

Section 12.10 CONSENT TO JURISDICTION AND VENUE. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENTS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE AGENTS ELECT TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE LOAN PARTIES, THE AGENTS AND THE LENDERS WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12.10.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 [Intentionally omitted]

Section 12.15 Indemnification. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and the L/C Issuer and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Interim Facility Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower or the

L/C Issuer’s issuing of Letters of Credit for the account of the Borrower under this Agreement or the other Loan Documents, including the management of any such Loans, the Reimbursement Obligations or the Letter of Credit Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Closing Fee, the Commitment Fee, the Loan Servicing Fee and the Unused Line Fee, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at an time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties (so long as any such Securitization Party first agrees, in writing, to be bound by the confidentiality provisions of this Section 12.19), or (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions of this Section 12.19. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (i) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information. The provisions of this Section 12.19 shall survive for 2 years after the payment in full of the Obligations.

Section 12.20 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

ARTICLE XIII

SECURITY AND ADMINISTRATIVE PRIORITY

Section 13.01 Collateral. Upon entry of the Interim Bankruptcy Court Order, the Liens and security interests in favor of the Collateral Agent shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral other than Permitted Priority Liens, provided that the Liens and security interests of the Collateral Agent shall be subject to the payment of the Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities. Such Liens and security interests and their priority shall remain in effect until the Total Revolving Credit Commitment has been terminated and all Obligations have been repaid in cash in full. The Liens granted in the Loan Documents are not intended to constitute priming Liens under Section 364(d) of the Bankruptcy Code.

Section 13.02 Administrative Priority. Each of the Loan Parties agrees that the Obligations of the Loan Parties shall constitute allowed administrative expenses in the Chapter 11 Case having priority over all administrative expenses of and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, and excluding from such super-priority administrative expense claim the proceeds of avoidance, preference and other bankruptcy causes of action.

Section 13.03 Grants, Rights and Remedies. The Liens and security interests granted to the Collateral Agent and administrative priority described in Section 13.02 hereof may be independently granted by the Loan Documents now or hereafter entered into. This Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Lenders hereunder and thereunder are cumulative.

Section 13.04 No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, as the case may be. The Collateral Agent shall not be required to file any financing statements, Mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to the Interim Bankruptcy Court Order, the Final Bankruptcy Order or any other Loan Document.

Section 13.05 Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agents and the Lenders pursuant to this Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by any Loan Party (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a) except for the Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of any Agent or any Lender against the Loan Parties in respect of any Obligation,

(b) the Liens and security interests in favor of the Collateral Agent shall constitute valid and perfected Liens and security interests, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever, provided that the Liens and security interests of the Collateral Agent shall be subject to the payment of the Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities and to Permitted Priority Liens, and

(c) the Liens and security interests in favor of the Collateral Agent shall continue valid and perfected without the necessity that the Collateral Agent file financing statements, Mortgages or otherwise perfect its Lien under applicable nonbankruptcy law.

Section 13.06 Exit Facility. Ableco shall provide the Exit Facility to the Borrower at the Borrower’s option; provided, however, that the obligation of Ableco to provide the Exit Facility is conditioned upon the delivery by the Borrower of the Designated Financial Statements to the Ableco reflecting the financial performance for the fourth quarter of 2003 set forth in the definition of “Designated Financial Statements”.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

REDBACK NETWORKS INC.,
a Delaware corporation

By:	/s/ KEVIN DENUCCIO
Name:	Kevin DeNuccio
Title:	President and Chief Executive Officer

GUARANTORS:

REDBACK NETWORKS INTERNATIONAL INC.,
a Delaware corporation

By:	/s/ THOMAS L. CRONAN, III
Name:	Thomas L. Cronan, III
Title:	Chief Financial Officer, Senior Vice President of Finance and Administration

MERLIN SYSTEMS INC.,
a Delaware corporation

By:	/s/ THOMAS L. CRONAN, III
Name:	Thomas L. Cronan, III
Title:	Chief Financial Officer, Senior Vice President of Finance and Administration

COLLATERAL AGENT AND LENDER:

ABLECO FINANCE LLC,
a Delaware limited liability company

By:	/s/ KEVIN GENDA
Name:	Kevin Genda
Title:	SVP, CFO

ADMINISTRATIVE AGENT AND LENDER:

WELLS FARGO FOOTHILL, INC.
a California corporation

By:	/s/ TODD R. NAKAMOTO
Name:	Todd R. Nakamoto
Title:	Vice President